Exhibit 4.1

THE MCCLATCHY COMPANY,

as Issuer,

and

THE SUBSIDIARY GUARANTORS PARTIES

HERETO

6.875% Senior Secured Junior Lien Notes due 2031

FIRST SUPPLEMENTAL INDENTURE

Dated as of March 15, 2019

to

INDENTURE

Dated as of December 18, 2018

THE BANK OF NEW YORK MELLON,

as Trustee

and

as Collateral Agent

THIS FIRST SUPPLEMENTAL INDENTURE, is entered into as of March 15, 2019 (this “Supplemental Indenture”), among THE MCCLATCHY COMPANY, a corporation duly organized and existing under the laws of the State of Delaware (as defined herein, the “Company”), the Subsidiary Guarantors party hereto and THE BANK OF NEW YORK MELLON, a New York banking corporation, as trustee (in such capacity, as defined herein, the “Trustee”) and as notes collateral agent (in such capacity, as defined herein, the “Collateral Agent”).

PRELIMINARY STATEMENTS

WHEREAS, the Company, the Subsidiary Guarantors party thereto, the Trustee and Collateral Agent entered into an Indenture, dated as of December 18, 2018, relating to the Company’s 6.875% Senior Secured Junior Lien Notes due 2031 (the “Indenture”);

WHEREAS, Section 9.02 of the Indenture provides that the Indenture may be amended or supplemented with the consent of the Holders of a majority in principal amount of the Notes then outstanding, subject to the limitations set forth therein;

WHEREAS, the Company desires to amend the Indenture, as set forth in Article II of this Supplemental Indenture (collectively, the “Proposed Amendments”);

WHEREAS, Holders of at least a majority in principal amount of the Notes outstanding have given their consent to the Proposed Amendments;

WHEREAS, the Company and the Subsidiary Guarantors have requested and hereby direct that the Trustee and Collateral Agent join with the Company and the Subsidiary Guarantors in the execution of this Supplemental Indenture, in order to memorialize the Proposed Amendments; and

WHEREAS, all acts and things necessary to make this Supplemental Indenture a valid agreement according to its terms, have been done and performed, and the execution of this Supplemental Indenture has in all respects been duly authorized.

NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained and intending to be legally bound, the parties hereto hereby agree as follows:

ARTICLE I

Relation to Indenture; Definitions

SECTION 1.01 Relation to Indenture. This Supplemental Indenture constitutes an integral part of the Indenture. In the event of inconsistencies between the Indenture and the Supplemental Indenture, the terms of this Supplemental Indenture shall govern.

SECTION 1.02 Certain Definitions. Capitalized terms used herein and not otherwise defined herein are used as defined in the Indenture.

ARTICLE II

Amendments to Indenture

SECTION 2.01 Amendments to the Indenture. Section 3.03(b)(i) of the Indenture is hereby amended in its entirety to read as follows:

(i)        Indebtedness of the Company evidenced by (A) the Junior Lien Term Loan Facility, (B) the Notes and Indebtedness of Subsidiary Guarantors evidenced by the Subsidiary Guarantees relating to the Notes and (C) (1) First Lien Debt and (2) Permitted Additional Secured Obligations so long as, in the case of this subclause (2), immediately after giving effect thereto, the aggregate principal amount of First Lien Debt and Permitted Additional Secured Obligations then outstanding does not exceed the excess, if positive, of (x) 2.12x Consolidated EBITDA of the Company for the most recent four fiscal quarter period for which internal financial statements are available (with such pro forma adjustments to Consolidated EBITDA as are consistent with those set forth in the definition of “Consolidated Leverage Ratio”) minus (y) the aggregate principal amount of First Lien Debt redeemed following the Measurement Date pursuant to a mandatory redemption and, solely to the extent resulting in a reduction in the Company’s obligations to redeem First Lien Debt pursuant to an excess cash flow mandatory redemption, the principal amount of First Lien Debt retired by the Company pursuant to open market purchases or optional redemption of the First Lien Debt;

ARTICLE III

Miscellaneous

SECTION 3.01 Conditions Precedent. The Company represents and warrants that each of the conditions precedent to the amendment and supplement of the Indenture (including such conditions pursuant to Sections 9.02, 9.05, 13.02 and 13.03 of the Indenture) have been satisfied in all respects.

SECTION 3.02 Instruments To Be Read Together; Entire Agreement. This Supplemental Indenture is executed as and shall constitute an indenture supplemental to and in implementation of the Indenture, and said Indenture and this Supplemental Indenture shall henceforth be read together. This Supplemental Indenture constitutes the entire agreement of the parties hereto with respect to the amendments to the Indenture set forth herein.

SECTION 3.03 Ratification of Indenture. The Indenture, as amended by this Supplemental Indenture, is in all respects ratified and confirmed and all the terms, conditions and provisions thereof shall remain in full force and effect. Upon and after the execution of this Supplemental Indenture, each reference in the Indenture, as amended by this Supplemental Indenture, to “this Indenture,” “hereunder,” “hereof” or words of like import referring to the Indenture shall mean and be a reference to the Indenture, as amended by this Supplemental Indenture. This Supplemental Indenture shall form a part of the Indenture for all purposes, and every Holder shall be bound hereby.

SECTION 3.04 Governing Law. This Supplemental Indenture shall be governed by, and construed in accordance with, the laws of the State of New York..

SECTION 3.05 Successors. This Supplemental Indenture is binding upon, and inures to the benefit of, the parties hereto and their respective successors and assigns.

SECTION 3.06 Multiple Originals. The parties may sign any number of copies of this Supplemental Indenture. Each signed copy shall be an original, but all of them together represent the same agreement. One signed copy is enough to prove this Supplemental Indenture.

SECTION 3.07 Headings. The headings of the Articles and Sections of this Supplemental Indenture have been inserted for convenience of reference only, are not intended to be considered a part hereof and shall not modify or restrict any of the terms or provisions hereof.

SECTION 3.08 Severability. In case any provision in this Supplemental Indenture or in the Notes shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

SECTION 3.09 Benefits of Supplemental Indenture. Nothing in this Supplemental Indenture, express or implied, shall give to any Person (other than the parties hereto and their successors hereunder and the Holders) any benefit or any legal or equitable right, remedy or claim under this Supplemental Indenture.

SECTION 3.10 Trustee Rights. In acting under and by virtue of this Supplemental Indenture, the Trustee shall have all of the rights, protections and immunities given to it under the Indenture. The Trustee is not responsible for the validity or sufficiency of this Supplemental Indenture, nor for the recitals contained herein, all of which shall be taken as statements of the Company.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties have caused this Supplemental Indenture to be duly executed as of the date first written above.

THE MCCLATCHY COMPANY

By:	/s/ Elaine Lintecum
	Name:	Elaine Lintecum
	Title:	Vice President, Finance, Chief Financial Officer and Treasurer

[Signature Page to Second Supplemental Indenture]

Aboard Publishing, Inc.
Belton Publishing Company, Inc.
Biscayne Bay Publishing, Inc.
Cass County Publishing Company
Columbus Ledger-Enquirer, Inc.
Cypress Media, Inc.
East Coast Newspapers, Inc.
Gulf Publishing Company, Inc.
HLB Newspapers, Inc.
Keltatim Publishing Company, Inc.
Keynoter Publishing Company, Inc.
Lee’s Summit Journal, Incorporated
Lexington H-L Services, Inc.
Macon Telegraph Publishing Company
Mail Advertising Corporation
McClatchy Interactive West
McClatchy Investment Company
McClatchy Newspapers, Inc.
McClatchy U.S.A., Inc.
Miami Herald Media Company
Nittany Printing and Publishing Company
Nor-Tex Publishing, Inc.
Olympic-Cascade Publishing, Inc.
Pacific Northwest Publishing Company, Inc.
QUAD COUNTY PUBLISHING, INC.
Star-Telegram, Inc.
Tacoma News, Inc.
The Bradenton Herald, Inc.
The Charlotte Observer Publishing Company
The News and Observer Publishing Company
The State Media Company
The Sun Publishing Company, Inc.
Wichita Eagle and Beacon Publishing Company, Inc.

All By:	/s/ Elaine Lintecum
	Name:	Elaine Lintecum
	Title:	Vice President

[Signature Page to Second Supplemental Indenture]

McClatchy Management Services, Inc.
McClatchy Interactive LLC

All By:	/s/ Elaine Lintecum
	Name:	Elaine Lintecum
	Title:	President

Bellingham Herald Publishing, LLC
Idaho Statesman Publishing, LLC
Olympian Publishing, LLC

All By:	Pacific Northwest Publishing Company, Inc.,
its Sole Member

By:	/s/ Elaine Lintecum
	Name:	Elaine Lintecum
	Title:	Vice President

Cypress Media, LLC

By:	Cypress Media, Inc.,
its Sole Member

By:	/s/ Elaine Lintecum
	Name:	Elaine Lintecum
	Title:	Vice President

San Luis Obispo Tribune, LLC

By:	The McClatchy Company,
its Sole Member

By:	/s/ Elaine Lintecum
	Name:	Elaine Lintecum
	Title:	Vice President, Finance, Chief Financial Officer and Treasurer

[Signature Page to Supplemental Indenture]

THE BANK OF NEW YORK MELLON, as Trustee

By:	/s/ Francine Kincaid
	Name:	Francine Kincaid
	Title:	Vice President

THE BANK OF NEW YORK MELLON, as Collateral Agent

By:	/s/ Francine Kincaid
	Name:	Francine Kincaid
	Title:	Vice President

[Signature Page to Supplemental Indenture]